Exhibit 99.3

Encorium Group, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

The following Unaudited Pro Forma Condensed Combined Consolidated Financial Statements combine the historical consolidated balance sheets and statements of operations of Encorium and Remedium, giving effect to the acquisition using the purchase method of accounting.

On July 6, 2006, Encorium Group, Inc. (the “Company”) (NASDAQ:ENCO)(formerly Covalent Group, Inc.) entered into an Amended and Restated Combination Agreement (the “Amended Agreement”) with Kai Lindevall, Jan Lilja, Sven-Erik Nilsson, Vesa Manninen, Seppo Oksanen, Heikki Vapaatalo, Riitta Korpela, Agneta Lindevall, and NTGLT PHARMA BVBA (the “Stockholders”), constituting all of the stockholders of Remedium Oy, a corporation organized under the laws of Finland (“Remedium”), which amends and restates the Combination Agreement entered into on March 2, 2006 (the “Agreement”), the terms of which are described in the Company’s Current Report on Form 8-K filed on July 7, 2006. The transaction closed on November 1, 2006.

The consideration paid at closing of the Amended Agreement to Remedium’s shareholders for the Shares consisted of (i) shares of Common Stock of the Company with a value of $11,000,000; and (ii) $2,500,000 in cash. An additional cash payment of $1,500,000 will be paid to the Stockholders on March 30, 2007. The Company intends to fund the remaining cash portion of the purchase price with internal resources. Subject to certain purchase price adjustments relating to net worth targets, on the first anniversary of the closing of the Amended Agreement, the Company will issue to the Stockholders additional shares of Common Stock of the Company with a value of $2,000,000. Additional consideration consisting of shares of Common Stock of the Company with a value of up to $3,000,000 may also be paid to the Stockholders upon the attainment of certain revenue targets described in the Amended Agreement. This payment is expected to be made on or before April 10, 2007.

The Company and its affiliates have no material relationship with Remedium, the stockholders, or their affiliates, other than pursuant to the Agreement and the Amended Agreement.

Summary Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the nine months ended September 30, 2006 and the year ended December 31, 2005 and the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of September 30, 2006 are based on the historical financial statements of Encorium and Remedium, after giving effect to the acquisition of Remedium.

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations are presented as if the combination had taken place on January 1, 2005. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet is presented to give effect to the acquisition as if it occurred on September 30, 2006, and combines the balance sheet for Encorium as of September 30, 2006 with the balance sheet of Remedium as of September 30, 2006 and reflects the allocation of the purchase price to the Remedium assets acquired and liabilities assumed. There are certain assumed fair value adjustments to the assets and liabilities of Remedium although this is a preliminary purchase price allocation which may change based on the completion of an appraisal by an independent appraisal firm. Management will review the fair values of assets and liabilities over the next year to ascertain if additional adjustments are necessary.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are based on the estimates and assumptions set forth in the accompanying notes to such statements. The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are prepared for illustrative purposes only and are not necessarily indicative of the results that would have been achieved had the transaction been consummated as of the date indicated or that may be achieved in the future.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements should be read in conjunction with the historical financial statements of Encorium included in Encorium’s Form 10–K for the year ended December 31, 2005 and quarterly report on Form 10–Q for the nine months ended September 30, 2006.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

as of September 30, 2006

	Historical Encorium	Historical Remedium	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$8,693,126	$603,813	$(4,000,000	)(a)	$5,296,939
Accounts receivable, net	2,694,190	2,850,654	—		5,544,844
Deferred tax assets	—	325,891	(325,891	)(b)	—
Other current assets	1,744,297	178,596	—		1,922,893

Total current assets	13,131,613	3,958,954	(4,325,891)		12,764,676
Property and equipment, net	723,629	265,051	—		988,680
Deferred acquisition costs	1,311,400	—	(1,311,400	)(c)	—
Goodwill	—	353,322	(353,322	)(d)	12,898,736
			12,898,736	(e)
Other intangibles, net	—	75,784	(75,784	)(d)	5,000,000
			5,000,000	(e)
Deferred tax assets	—	100,236	(100,236	)(b)	—
Restricted Cash	—	214,681	—		214,681
Other assets	21,665	953,946	—		975,611

Total assets	$15,188,307	$5,921,974	$11,732,103		$32,842,384

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,033,386	$389,085	$—		$1,422,471
Short-term borrowings	—	490,795	—		490,795
Accrued expenses	701,774	2,614,914	2,000,000	(e)	4,005,288
			(1,311,400	)(c)
Obligations under capital leases	28,454	—	—		28,454
Billings in excess of related costs and estimated earnings on uncompleted contracts	2,787,600	243,568	—		3,031,168
Customer advances	3,116,995	—	—		3,116,995

Total current liabilities	7,668,209	3,738,362	688,600		12,095,171

Obligations under capital leases	12,578	—	—		12,578
Deferred taxes	—	—	—		—
Pension	—	227,115	—		227,115
Other liabilities	378,109	—	—		378,109

Total liabilities	8,058,896	3,965,477	688,600		12,712,973

Common stock	13,502	36,129	(36,129	)(f)	18,096
			4,594	(e)
Additional paid-in capital	12,330,650	1,452,541	(1,452,541	)(f)	25,326,056
			12,995,406	(e)
Accumulated deficit	(4,882,642)	470,829	(470,829	)(f)	(4,882,642)
Accum. other comprehensive income	126,875	(3,002)	3,002	(f)	126,875

	7,588,385	1,956,497	11,043,503		20,588,385
Less: Treasury stock	(458,974)	—	—		(458,974)

Total Stockholder’s Equity	7,129,411	1,956,497	11,043,503		20,129,411

Total Liabilities and Stockholders’ Equity	$15,188,307	$5,921,974	$11,732,103		$32,842,384

(See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements)

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

for the Nine Months Ended September 30, 2006

	Historical Encorium	Historical Remedium	Pro Forma Adjustments		Pro Forma Combined
Net Revenue	$9,245,698	$8,646,416	$—		$17,892,114
Reimbursement Revenue	1,474,763	1,043,658	—		2,518,421
Total revenue	10,720,461	9,690,074	—		20,410,535

Direct	5,741,275	5,678,889	—		11,420,164
Reimbursement out-of-pocket	1,474,763	1,043,658	—		2,518,421
Selling, general and administrative	2,934,520	3,789,146	102,210	(g)	6,029,606
			(796,270	)(h)
Depreciation and amortization	262,180	88,893	(14,823	)(i)	1,586,250
			1,250,000	(j)

Total operating expenses	10,412,738	10,600,586	541,117		21,554,441

Loss from operations	307,723	(910,512)	(541,117)		(1,143,906)

Interest income	232,152	1,003	—		233,155
Interest expense	(4,401)	(41,093)	—		(45,494)

Net interest income (expense)	227,751	(40,090)	—		187,661

Income (loss) before income taxes	535,474	(950,602)	(541,117)		(956,245)

Income tax benefit	—	(356,947)	356,947	(b)	—

Net Income (loss)	$535,474	$(593,655)	$(898,064)		$(956,245)

Net Income (loss) per common share,
Basic	$0.04				$(0.05)
Diluted	$0.04				$(0.05)

Weighted average shares used in computing net income (loss) per common share
Basic	13,348,401		4,593,640		17,942,041
Diluted	13,438,001		4,593,640		18,031,641

(See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements)

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

for the Year Ended December 31, 2005

	Historical Encorium	Historical Remedium	Pro Forma Adjustments		Pro Forma Combined
Net Revenue	$10,403,079	$9,553,565	$—		$19,956,644
Reimbursement Revenue	2,323,921	1,075,558	—		3,399,479

Total revenue	12,727,000	10,629,123	—		23,356,123

Direct	7,441,145	5,517,457	—		12,958,602
Reimbursement out-of-pocket	2,323,921	1,075,558	—		3,399,479
Selling, general and administrative	4,076,696	4,465,355	136,189	(g)	8,384,516
			(122,000	)(k)
			(171,724	)(h)
Depreciation and amortization	510,338	98,509	(19,777	)(i)	2,255,737
			1,666,667	(j)

Total operating expenses	14,352,100	11,156,879	1,489,355		26,998,334

Loss from operations	(1,625,100)	(527,756)	(1,489,355)		(3,642,211)

Interest income	150,112	31,693	—		181,805

Interest expense	(9,751)	(20,116)	—		(29,867)

Net interest income (expense)	140,361	11,577	—		151,938

Loss before income taxes	(1,484,739)	(516,179)	(1,489,355)		(3,490,273)

Income tax expense	—	36,364	(3,897	)(l)	32,467

Net loss	$(1,484,739)	$(552,543)	$(1,485,458)		$(3,522,740)

Net loss per common share, Basic and diluted	$(0.11)				$(0.20)

Weighted average shares used in computing net loss per common share, basic and diluted	13,346,915		4,593,640		17,940,555

(See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements)

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

Purchase Price Allocation

The estimated purchase price of $19,000,000 consisted of i) shares of Common Stock of the Company due at closing with a value of $11,000,000, plus $2,000,000 (from a potential value of $3,000,000) on the assumption that Remedium will achieve certain revenue earn out targets; (ii) $2,500,000 in cash; and an additional cash payment of $1,500,000 that will be paid to the Stockholders on March 30, 2007; and (iii) $2,000,000 in estimated transaction costs. The purchase price will be allocated to Remedium’s assets acquired and liabilities assumed based upon their respective fair values as of November 1, 2006. The allocation also took into consideration intangible assets, and pre-acquisition contingencies, if any, acquired at closing. Any remaining unallocated acquisition cost will be considered goodwill. Pre-acquisition contingencies that are settled within one year of the closing may result in further adjustments to recorded goodwill. Encorium is currently gathering the data necessary for determining the fair value of intangible assets.

The total estimated amount of identifiable intangible assets and goodwill is approximately $5,000,000 and $12,898,736 respectively. The average useful life of identifiable intangible assets is assumed to be 3 years. Because the valuation analysis has not been completed, the actual amount of goodwill and identifiable intangible assets and the related average useful life over which the intangible assets are amortized could vary from these assumptions.

In addition, the Amended Agreement contains provisions regarding $2,000,000 of “Holdback Shares” subject to the achievement of certain financial objectives as of the closing date. At this time it is not possible to predict if those objectives will be achieved, accordingly, the pro forma balance sheet and estimated purchase price do not reflect the distribution of the $2,000,000 of “Holdback Shares”.

The pro forma components and allocation of the estimated purchase price, based on presumed fair values at September 30, 2006, is as follows:

Consideration and direct transaction costs:

Cash	$4,000,000	(i)
Encorium common stock issued	13,000,000	(i)
Estimated direct transaction costs	2,000,000	(ii)

Total purchase price	$19,000,000

Preliminary estimate of the allocation of purchase price:

Cash and cash equivalents	$603,813	(iii)
Current assets	3,029,250	(iii)
Long term assets	1,433,678	(iii)
Liabilities assumed	(3,965,477)	(iii)
Intangible assets	5,000,000	(iv)
Goodwill	12,898,736	(iv),(v)

Total purchase price	$19,000,000

Assumptions:

(i)	The pro forma presentation reflects the cash payment of $4,000,000, the issuance of approximately 4,593,640 shares of Encorium’s common stock at $2.83 per share. The actual number of shares that are eventually issued may vary as explained in the Amended and Restated Combination Agreement (the “Amended Agreement”) under the subheading “Exchange Price; Adjustment.” The $13,000,000 includes $11,000,000 due at closing plus $2,000,000 (from potential value of $3,000,000) on the assumption that Remedium will achieve certain revenue earn out targets.

(ii)	Estimated direct transaction costs of $2,000,000 to be incurred by Encorium relate principally to investment banking fees, legal, consulting, accounting, regulatory fees and taxes and other miscellaneous direct costs associated with the acquisition. Through September 30, 2006, Encorium has incurred $1,311,400 of those costs. The remaining $688,600 is included within accrued expenses as of September 30, 2006.

(iii)	Assets acquired and liabilities assumed are based on estimated fair values and assumptions as of September 30, 2006, the assumed acquisition date. For purposes of this pro forma presentation, except with respect to Remedium’s intangible assets (see pro forma adjustment (c) below), recorded book values are assumed to approximate fair values. Actual fair values to be assigned to assets and liabilities will likely differ as of the date of closing of the transaction, and recorded assets and liabilities will likely differ from their recorded values.

(iv)	The intangible assets of $5,000,000 that are assumed for purposes of the pro forma presentation are assumed to be amortized over a 3 year life on a straight-line basis. The amount attributed to intangible assets represents a preliminary estimate only as Encorium has not completed its valuation assessment of intangible assets. In arriving at this estimate, Encorium first allocated the total purchase price to acquired assets and liabilities and assumed that $5,000,000 of the remaining unallocated purchase price is attributable to intangible assets with the remainder being attributable to goodwill. Acquired intangible assets are expected to primarily relate to customer relationships, acquired contracts and backlog, all being subject to final valuation determination upon completion of the acquisition. Encorium attributes goodwill that will be recorded to several principal factors including Remedium’s professional staff and clinical research experience, Remedium’s sales force and potential cross-selling synergies that are expected to result from its broader presence in European markets, and the potential of Encorium to generate future economic benefit not otherwise captured in the measurement of Remedium’s developed products, intellectual property, and other identified intangibles.

(v)	In accordance with the provisions of Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets,” the estimated excess of purchase consideration over net identifiable assets acquired (the “Goodwill”) is not amortized in the accompanying unaudited pro forma condensed combined consolidated financial statements.

Pro Forma Adjustments

Pro forma adjustments giving effect to the acquisition in the unaudited pro forma condensed consolidated combined financial statements are as follows:

(a)	To reflect the consideration paid at closing of $2,500,000 in cash. An additional cash payment of $1,500,000 will be paid to the Stockholders on March 30, 2007.

(b)	To establish a full valuation allowance for Remedium’s deferred tax assets due to uncertainty regarding the realization of assets. The allowance is a consequence of the business combination between Encorium and Remedium. This is partly due to local tax laws in mainly Finland and Denmark, where some open tax issues exist concerning what implications a change of ownership in Remedium will have on the carry forward of losses incurred before the combination.

(c)	To reclassify $1,311,400 of costs incurred by Encorium related to the Remedium acquisition to accrued expenses. These costs were capitalized and presented on the balance sheet as “Deferred Acquisition Costs” during the nine months ended September 30, 2006. This amount is included in the $2,000,000 of estimated transaction costs.

(d)	To eliminate Remedium’s goodwill and intangibles.

(e)	To reflect additional compensation expense resulting from the cash consideration in “(a)” above, the par value and additional paid-in capital related to the issuance of common stock, the goodwill origination, the allocation of intangibles and the estimated transactions costs related to the acquisition.

(f)	To eliminate Remedium’s stockholders’ equity.

(g)	To reflect additional compensation expense resulting from the employment agreement with Remedium’s Chief Executive Officer compared with his current salary arrangement. The new employment agreement became effective at the closing of the transaction.

(h)	To reverse acquisition costs appropriately expensed by Remedium during the period as required under FAS 141.

(i)	To reverse amortization of Remedium’s intangibles.

(j)	To reflect amortization for intangibles with a three year life acquired by Encorium. If the acquired intangibles were assigned a two year rather than a three year life the charge to earnings would have been $1,875,000 rather than $1,250,000 for the nine months September 30, 2006. Likewise, if the intangibles were assigned a value of $6 million rather than $5 million the charge to earnings would have been $2,250,000 and $1,500,000, respectively, using a two year and three year assumption period, for the nine months ended September 30, 2006.

(k)	To eliminate acquisition costs incurred by Encorium during the twelve months ended December 31, 2005 pertaining to its acquisition of Remedium. These costs were originally expensed due to the uncertainty, at that time, that the transaction would be completed.

(l)	To reflect the pro forma tax effects due to the adjustments to Remedium’s income statement for additional compensation, the elimination of acquisition related costs and the elimination of the amortization of intangibles.